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                                                                    EXHIBIT 99.1

S C H A W K



AT SCHAWK, INC.:                      AT DRESNER CORPORATE SERVICES:
JAMES J. PATTERSON                    INVESTOR INQUIRIES: KRISTINE WALCZAK
SR. VP AND CFO                                            312-726-3600
847-827-9494                                              KWALCZAK@DRESNERCO.COM
JPATTERSON@SCHAWK.COM
                                      MEDIA INQUIRIES:    KYRA KYLES
                                                          312-726-3600
                                                          KKYLES@DRESNERCO.COM


                CHICAGO-BASED SCHAWK, INC. SIGNS LETTER OF INTENT
                  TO ACQUIRE WINNETTS, A LEADING UNITED KINGDOM
                   AND EUROPEAN SUPPLIER OF PRE-PRESS SERVICES

DES PLAINES, IL, DECEMBER 6, 2004--SCHAWK, INC. (NYSE: SGK), one of North America's leading providers of digital imaging graphics services to the consumer products and brand imaging markets, today announced it has entered into a non-binding agreement to acquire the assets of Weir Holdings Limited and its subsidiary companies. Weir operates under the name Winnetts and is one of the leading providers of graphics and value chain services to consumer products companies, retailers and major print groups in the United Kingdom and European markets.

Winnetts has approximately $40 million in annual sales with operations in the United Kingdom, Belgium and Spain.

"One of Schawk's continuing strategic initiatives is to increase its global coverage. This acquisition will give Schawk a significant presence in the United Kingdom and European markets, which are both important to Schawk's future growth," said David A. Schawk, president and chief executive officer. "Winnetts' management team shares our vision of providing end-to-end services to industry leading consumer products companies.

"As suppliers to the consumer products industry both Schawk and Winnetts understand the importance of global supply capabilities. Accordingly we believe that this transaction will enable us to be more adept at helping our clients succeed in the challenging markets they face. Additionally, Schawk's and Winnetts' services are highly complementary, as over 90 percent of Winnetts' revenues are related to services for the consumer products and brand imaging markets."



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Schawk Inc. In Negotiations TO Acquire Winnetts
Add 1



Mr. Schawk continued, "This acquisition would be a positive step for Schawk, as we continue to execute our strategic plan by expanding our ability to offer world class solutions to our client base on a global scale. We continue to take steps to achieve our growth objectives, with a constant focus on delivering value to our clients."

Following negotiation and board approval of a definitive acquisition agreement, the acquisition is expected to close effective December 31, 2004.


Schawk, Inc., headquartered in suburban Chicago, is a leading supplier of digitized high resolution colour graphic services, brand consulting and design and an array of digitally based workflow solutions, all aimed at bringing enhanced value to its clients. Schawk provides these advanced services for the food, beverage, and consumer products packaging, point of sale, advertising and promotional markets.

Winnetts is one of the largest United Kingdom suppliers of services for the graphics value chain. Its customer focus, innovation and quality make it the partner of choice for many global brand holders. By combining appropriate technology, highly skilled individuals and a wide range of basic components in innovative and imaginative ways, Winnetts has developed value added services which are exciting customers and delivering huge benefits to them.


Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, the strength of the United States and the United Kingdom economies in general and specifically market conditions for the consumer products industry, the level of demand for Schawk's services, loss of key management and operational personnel, our ability to implement our growth strategy, successful completion and integration of this acquisition and other potential acquisitions, if any, the stability of state, federal and foreign tax laws, our ability to identify and exploit industry trends and to exploit technological advances in the imaging industry, our ability to continue to implement our restructuring plan, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.'s filings with the Securities and Exchange Commission.


     FOR MORE INFORMATION ABOUT SCHAWK, VISIT OUR WEBSITE AT www.schawk.com.



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